Exhibit 10.1

April 18, 2018

Thomas Marano

Dear Tom:

It is with great pleasure that we confirm our offer for you to serve as the Chief Executive Officer and President of Ditech Holding Corporation (the “Company”). This letter (the “Letter Agreement”) sets forth the basic terms and conditions of your employment. Your appointment will become effective upon your acceptance of the offer and confirmation by the Board of Directors of the Company (the “Board”) (the “Effective Date”).

Position/Reporting: You will be employed in the position of Chief Executive Officer and President of the Company, reporting to the Board. In your position, you will perform such duties and have such responsibilities associated with your position under the Company’s Bylaws and as assigned to you by the Board.

Principal Place of Employment: Your principal place of employment will be at a Company location in Florida, although you understand and agree that you may need to travel as necessary from time to time to perform your duties hereunder.

Base Salary: While employed hereunder, you will receive an annual base salary of $750,000 (prior to applicable withholdings), payable at the time and in the manner consistent with the Company’s standard payroll policies and practices (“Base Salary”).

Annual Incentive Plan: While employed hereunder, you will be eligible for an annual incentive bonus opportunity under the Company’s annual incentive compensation plan as in effect from time to time (“AIP”). The annual incentive bonus will be based on Company performance and other objectives established under the AIP by the compensation committee of the Board (the “Compensation Committee”) and the Board. Each fiscal year, you will be eligible to earn a target bonus of 200% of your annual Base Salary under the AIP (the “Target Bonus”), up to a maximum of 300% of your Base Salary, depending on satisfaction of the objectives established for the fiscal year, as determined by the Compensation Committee and the Board. Any annual bonus payable to you will be paid in the first quarter of the following fiscal year on the date annual bonuses are paid to senior management employees generally, subject to your continued employment through such date (except as specifically provided below upon certain terminations). For calendar year 2018, (i) the performance objectives will be established by the Compensation Committee in good faith in consultation with you within thirty (30) days of the Effective Date and (ii) your annual incentive bonus under the AIP will be at least $1,500,000.

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Equity Incentive Plan: You will be entitled to participate in the Company’s 2018 Equity Incentive Plan (the “LTIP”) in a manner and at the level determined by the Board. The terms and conditions of any long-term incentive award you receive shall be determined by the Board in its discretion and shall be set forth in an award agreement issued under the LTIP. For calendar years 2018 and 2019, the Compensation Committee will grant to you long-term incentive awards under the LTIP under the terms set forth on Exhibit A.

Confidentiality, Non-Interference, and Invention Assignment Agreement: You will, as a condition of this offer, be required to execute the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit B (the “Employee Covenants Agreement”).

Reimbursement of Expenses: You will be reimbursed for all reasonable business expenses you incur in the performance of your duties under this Letter Agreement, including meals and entertainment, airfare, ground transportation and accommodations, subject to reasonable documentation of such expenses and in accordance with the Company’s policy, as in effect from time to time.

Health and Welfare and Retirement Benefits: You shall be entitled to participate in the employee benefit programs provided to the Company’s senior management employees generally, including, but not limited to, medical, dental, disability, group life, 401(k), and any other benefits as the Company may from time to time and in its sole discretion make available, subject to eligibility requirements.

Paid Time Off and Holidays: As a senior management employee, you are eligible for paid time off that does not have a fixed limitation, subject to business needs. You will be on the honor system to take vacation and paid time off at your discretion, subject to ensuring that your job duties and responsibilities are being met. In addition, you will receive such paid holidays consistent with the Company’s standard policies.

Indemnification: As an officer of the Company, you will entitled to indemnification consistent with the Company’s Articles of Amendment and Restatement (as amended) and Bylaws (as amended) and applicable law, and will be entitled to coverage under the Company’s D&O insurance policies as in effect from time to time.

At-Will Employment: You will be employed at will, which means that either you or the Company can elect to terminate the employment relationship at any time, for any or no reason; provided, however, that you will be required to provide the Company at least two weeks’ prior written notice of your termination of employment. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, by written notice to you, accelerate such date of termination. All base salary, benefits and other compensation will end upon the termination of your employment except as required by applicable law or as otherwise provided herein.

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Severance: In the event of a termination of your employment with the Company either (i) by the Company without Cause (as defined below) or (ii) by your resignation for Good Reason (as defined below) you shall be entitled to (i) payment of all accrued but unpaid Base Salary and reimbursement for all unreimbursed business expenses through the date of termination (the “Accrued Obligations”), plus (ii) a severance benefit equal to (x) twelve (12) months of your Base Salary (without taking into account any reduction in your Base Salary prior to the date of termination), (y) an amount equal to the Target Bonus under the AIP for the year in which such termination occurs, and (z) the annual incentive bonus due under the AIP for the prior calendar year, if not yet paid (the “Severance Amount”). The Accrued Obligations will be paid in a single lump sum within 10 business days following the date of termination, and the Severance Amount will be paid (A) in equal installments over a period of twelve (12) months in accordance with the Company’s regular payroll practices or (B) in a lump-sum, if such termination occurs following a Change of Control. Receipt of the Severance Amount is conditioned upon your execution and non-revocation of a general release of claims in the form attached hereto as Exhibit C (“Release”) and your continued compliance with the Employee Covenants Agreement. Payment of the Severance Amounts will begin, or be paid, as applicable, on the first regularly scheduled payroll date following the 60th day after such termination.

Death/Disability: In the event of a termination of your employment with the Company by reason of your death or Disability (as defined below), you (or your estate or legal representatives) shall be entitled to (i) the Accrued Obligations, (ii) a prorated annual bonus under the AIP for the year in which such termination occurs, in an amount equal to the Target Bonus for such year multiplied by a fraction, the numerator of which is the number of days you were employed in such year and the denominator of which is 365, and (iii) the annual incentive bonus due under the AIP for the prior calendar year, if not yet paid (clauses (ii) and (iii) hereunder, the “Bonus Obligations”). The Accrued Obligations will be paid in a single lump sum within 10 business days following the date of termination, and the Bonus Obligations will be paid in a lump-sum. Receipt of the Bonus Obligations is conditioned upon your (or your estate’s or legal representatives’) execution and non-revocation of a Release. The Bonus Obligations will be paid on the first regularly scheduled payroll date following the 60th day after such termination.

For purposes of this Letter Agreement:

“Change of Control” shall have the meaning as set forth in the LTIP, as amended as of the Effective Date.

“Cause” shall mean your (i) conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, (ii) commission of an act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, or any other act that is materially injurious to the Company or its reputation or which compromises your ability to perform your job function,

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(iii) willful failure to substantially perform your duties, (iv) material violation of the Company’s written policies relating to business conduct or of other material policies of the Company, or (v) material breach of this Letter Agreement or the Employee Covenants Agreement; so long as, in any case, (x) the Board has provided written notice to you setting forth in reasonable specificity the event purporting to constitute Cause within thirty (30) days of the date the Board first becomes aware of such event, (y) you are afforded thirty (30) days to cure such event, to the extent curable, and (z) the Board has terminated your employment within thirty (30) days following your failure to cure such event (or within thirty days of the date the Board first becomes aware of the event, if such event is not curable).

“Good Reason” shall mean any of the following without your consent (i) a material diminution in your position, duties, or responsibilities or any adverse change in your title as provided herein, (ii) any reduction in your Base Salary, (iii) the Compensation Committee’s failure to establish performance objectives under the AIP within 30 days following the Effective Date, subject to your continued cooperation with the Compensation Committee in establishing such objectives, (iv) the requirement that you relocate your primary place of employment to a location other than a location in the State of Florida, or (v) any material breach of this Letter Agreement, including the award agreements for the PSU Awards, so long as, in any case, (x) you have provided written notice to the Board setting forth in reasonable specificity the event purporting to constitute Good Reason within thirty (30) days of the date the you first become aware of such event, (y) the Company is afforded thirty (30) days to cure such event, and (z) you have terminated your employment within thirty (30) days following the Company’s failure to cure such event.

“Disability” means a physical or mental disability that prevents you from performing your duties hereunder, with or without reasonable accommodation, lasting for a period of 90 consecutive days or for a period of 120 days in any 12-month period.

Section 409A: The payments and benefits under this Letter Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), whether pursuant to the short-term deferral exception or otherwise, and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit

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shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

This Letter Agreement replaces any previous oral or written representations with respect to the matters subject to this Letter Agreement.

This Letter Agreement is to be interpreted and governed by the laws of the Commonwealth of Pennsylvania.

This Letter Agreement may be signed in counterparts, each of which, along with any facsimile or scanned email versions, will be deemed an original.

Please indicate your acceptance of the terms of this Letter Agreement by signing below and returning a fully executed copy to me.

Sincerely,

Ditech Holding Corporation

/s/ Elizabeth Monahan
By:	Elizabeth Monahan
Title:	Chief HR Officer

ACKNOWLEDGMENT

I hereby agree to employment on the terms and conditions set forth in this Letter Agreement.

Dated:     4/18/18

/s/ Thomas Marano
Thomas Marano

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EXHIBIT A

Performance Stock Units

•	2018 PSU. For fiscal year 2018, you will be granted a performance stock unit award (“PSU Award”) of as promptly as practicable following the Effective Date with respect to 500,000 shares of the Company’s common stock (“Shares”), of which 200,000 shall be earned at “target” performance level (in accordance with the chart below). The number of Shares that are actually earned will be determined on the first anniversary of the Effective Date and will be based on the average closing Share price (the “Average Stock Price”) for the twenty (20) trading days immediately prior to the first anniversary of the Effective Date (the “2018 PSU Measurement Date”). Notwithstanding the foregoing, if a Change of Control occurs prior to the 2018 PSU Measurement Date, the number of Shares earned in accordance with the chart below will be determined as of the date of such Change of Control based on the price per Share paid in connection with the Change of Control.

•	2019 PSU. For fiscal year 2019, you will be granted a PSU Award on the first anniversary of the Effective Date, subject to your continued employment on such date, with respect to 500,000 Shares, of which 200,000 shall be earned at “target” performance level (in accordance with the chart below). The number of Shares that are actually earned will be determined on the second anniversary of the Effective Date and will be based on the Average Stock Price for the twenty (20) trading days immediately prior to the second anniversary of the Effective Date (the “2019 PSU Measurement Date” and, each of the 2019 PSU Measurement Date and the 2018 PSU Measurement Date, a “Measurement Date”). Notwithstanding the foregoing, if a Change of Control occurs prior to the 2019 PSU Measurement Date, the number of Shares earned in accordance with the chart below will be determined as of the date of such Change of Control based on the price per Share paid in connection with the Change of Control.

•	Performance Goals. The number of Shares earned under the PSU Award pursuant to fiscal years 2018 and 2019 will be determined in accordance with the table below and straight line interpolation will be applied to determine the number of Shares that become earned between the Average Stock Price levels listed below:

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

Average Stock Price		% of Target Shares Earned	# Shares Earned
$7.50	Threshold	20%	40,000
$10.00		60%	120,000
$12.50	Target	100%	200,000
$15.00		138%	275,000
$17.50		175%	350,000
$20.00		213%	425,000
$22.50	Max	250%	500,000

•	Vesting and Settlement. The Compensation Committee will determine how many Shares have been earned within five (5) business days following each applicable Measurement Date. Fifty percent (50%) of such Shares will become vested on the applicable Measurement Date and settled as soon as practicable but in no event later than five (5) business days following the applicable Measurement Date, and fifty percent (50%) of such Shares will become vested on the first anniversary of the applicable Measurement Date and settled as soon as practicable but in no event later than five (5) business days following the first anniversary of the applicable Measurement Date, subject to your continued employment on each applicable vesting date. Notwithstanding the forgoing, (i) with respect to the 2018 PSU Award, the number of such Shares earned in connection with a Change of Control shall become vested on the date of such Change of Control and settled as soon as practicable but in no event later than five (5) business days following the date of such Change of Control and (ii) with respect to the 2019 PSU Award, a pro-rated number of such Shares earned in connection with a Change of Control, based on the number of days you were employed between the first anniversary of the Effective Date and the date of such Change of Control, shall become vested on the date of such Change of Control and settled as soon as practicable but in no event later than five (5) business days following the date of such Change of Control and the remaining portion of such Shares earned shall convert into time-based RSUs and vest on the 2019 Measurement Date, subject to your continued employment through the 2019 Measurement Date.

•	Qualifying Termination.

•	In the event of a Qualifying Termination (as defined below) with respect to the 2018 PSU Award, the number of Shares earned pursuant to the 2018 PSU Award will be determined as of the date of such Qualifying Termination was the Measurement Date, and all earned Shares shall be settled as soon as practicable but in no event later than five (5) business days following the date of such Qualifying Termination.

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•	In the event of a Qualifying Termination with respect to the 2019 PSU Award, the number of Shares earned pursuant to the 2019 PSU Award will be determined as of the date of such Qualifying Termination was the Measurement Date, and you will receive a pro-rated number of such Shares earned based on the number of days you were employed between the first and second anniversaries of the Effective Date.

•	In the event of a Qualifying Termination after a Measurement Date and prior to the first anniversary of such Measurement Date, any and all earned but unvested PSU Awards will immediately become vested on the date of such Qualifying Termination and settled as soon as practicable but in no event later than five (5) business days following the date of such Qualifying Termination.

•	For purposes of this Letter Agreement, a “Qualifying Termination” means the termination of your employment with the Company (i) by the Company without Cause, (ii) by your for Good Reason, (iii) by reason of your death or disability, or (iv) due to your resignation by mutual agreement between you and the Board in the event that you have achieved certain business and individual performance objectives as determined by the Board, including your assistance in identifying and ensuring a smooth transition of responsibilities to your successor prior to the second anniversary of the Effective Date.

•	Award Agreements. PSU Awards will be subject to the terms and conditions of standard LTIP award agreements to be entered into between the Company and you, taking into account the terms set forth above.

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EXHIBIT B

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION

ASSIGNMENT AGREEMENT

This CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of April, 2018, by and between Ditech Holding Corporation, a Maryland corporation (the “Company”), on behalf of itself and any subsidiaries and affiliates thereof (collectively, “the Company”) and Thomas Marano (“Executive”).

In consideration of the Letter Agreement, dated as of the date hereof, between the Company and Executive, and Executive’s receipt of the compensation now and hereafter paid to Executive by the Company, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive agree as follows:

Section 1. Confidential Information.

(a) Company Information. Executive acknowledges that, during the course of Executive’s employment, Executive will have access to and will inevitably use confidential and proprietary information of the Company. In recognition of the foregoing, Executive agrees that, at all times during the term of Executive’s employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any Person without written authorization of the Company, for any reason or purpose whatsoever, any Confidential Information that Executive obtains or creates. Executive understands that “Confidential Information” means information in spoken, printed, electronic, or any other form or medium, that is not generally known publicly and that the Company wishes to maintain as confidential, that has value in or to the business of the Company and that the Company has or will maintain, develop, acquire, create, compile, discover, or own. Executive understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products or services, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product and service costs and plans, business strategies, or other information regarding the Company’s products or services and markets, customer lists, customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Confidential

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Information also includes other information of any existing or prospective customer or of any other Person that has entrusted information to the Company in confidence. Executive acknowledges that the Company’s communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. Executive represents and warrants that he is not a party to any non-competition agreement or other contractual limitation that would interfere with or hinder Executive’s ability to undertake the obligations and expectations of employment with the Company. Executive represents that Executive’s performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or trust prior to the commencement of Executive’s employment with the Company, and Executive will not disclose to the Company, or induce the Company to use, any developments, or confidential information or material Executive may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

(c) Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Governmental Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 1(c) are hereinafter referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

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Section 2. Developments.

All inventions, improvements, trade secrets, reports, manuals, computer programs, systems, educational and sales materials or other publications, and other ideas and materials developed or invented by Executive, including all tangible work product derived therefrom, during the period of Executive’s employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Executive may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”), shall be the sole and exclusive property of the Company. Executive hereby assigns to the Company Executive’s entire right and interest in any such Developments. Executive agrees to promptly and fully disclose to the Company all Developments. At the request of the Company, Executive will, during and after the term of this Agreement, without charge to the Company but at the expense of the Company, assist the Company in any reasonable way to vest in the Company title to all such Developments, and to obtain any related patents, trademarks, or copyrights in all countries throughout the world. Executive will execute and deliver any documents that the Company may reasonably request in connection with such assistance.

Section 3. Returning Company Documents.

At the time of the termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (and will not keep in Executive’s possession, recreate, copy, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property created or received by Executive in connection with Executive’s employment or otherwise belonging to the Company. Any property situated on the Company’s premises and owned by the Company (or any other member of the Company), including USB flash drives and other storage media, filing cabinets, and other work areas, is subject to inspection by the Company at any time with or without notice.

Section 4. Restrictions on Interfering.

(a) Non-Competition. During the Employment Period and the Post-Termination Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in any Competitive Activities within the United States of America or any other jurisdiction in which the Company engages in business or derives a material portion of its revenues, or where the Company has plans to commence business activities. The parties agree that the Company’s competitors as of the date of this Agreement are the businesses and entities listed on Appendix A, and each of their respective subsidiaries, affiliates, successors and agencies, as applicable.

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(b) Non-Interference. During the Employment Period and the Post-Termination Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any Person, engage in Interfering Activities.

(c) Non-Disparagement. During the Employment Period and the Post-Termination Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any Person, induce or encourage others to make, publish, or communicate to any Person, any disparaging or defamatory comments regarding the Company, its businesses, its products or its services, or any of the Company’s current or former directors, officers, or employees. However, nothing in this Section 4(c) shall prevent Executive from making a Permitted Disclosure as defined in Section 1(c).

(d) Definitions. For purposes of this Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, supplier or other business relation of the Company, or any such relation that was a client, customer, licensee, supplier or other business relation within the prior six (6)-month period, in each case, with whom the Executive transacted business or whose identity became known to Executive in connection with Executive’s relationship with, or employment by, the Company.

(ii) “Competitive Activities” shall mean any activity in which the Executive uses Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, member, director, stockholder, officer, volunteer, intern, or any other similar capacity, on behalf of or in association with a business engaged in the same or similar business as the Company, including, without limitation, any business activity related to the residential real estate mortgage servicing or originations business, and any other business activity that is competitive with the then current or planned business activities of the Company. Competitive Activities does not include purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and Executive is not a controlling person of, or a member of a group that controls, such corporation.

(iii) “Employment Period” shall mean the period of Executive’s employment with the Company.

(iv) “Interfering Activities” shall mean, directly or indirectly, (A) soliciting, encouraging, enticing, causing, or inducing, or in any manner attempting to solicit, encourage, entice, cause, or induce, any Person employed by, or providing consulting services to, the Company to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company, without the prior written consent of the Company; (B) hiring or engaging any Person who was employed by, or providing consulting services to, the Company within the six (6)-month period prior to the date of such hiring or

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engagement; or (C) soliciting, encouraging, calling upon, directing, diverting, influencing, or inducing, or in any manner attempting to solicit, encourage, call upon, direct, divert, influence, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company, or in any way interfering with the relationship between any such Business Relation and the Company; or (D) on behalf of or in association with any Person, accepting business from a Business Relation.

(v) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(vi) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Executive’s employment with the Company for any reason, and ending on the date that is twelve (12) months following such date of termination.

(vii) “Solicitation” shall mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.

Section 5. Reasonableness of Restrictions.

Executive acknowledges and recognizes the highly competitive nature of the Company’s business, and agrees that access to Confidential Information renders Executive special and unique within the Company’s industry, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, Executive recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company. Executive further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the termination of Executive’s employment with the Company.

Section 6. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any respect, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the court making such

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determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable. Such reduction will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

Section 7. Remedies.

Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the Company. Therefore, Executive agrees that, in addition to any other remedy that may be available to the Company, the Company has the right to seek temporary, preliminary, and/or or permanent injunctive relief, specific performance, or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. In addition, in the event of a breach by the Executive of any provision of this Agreement, the Company shall be entitled to seek repayment of any severance benefits paid to the Executive pursuant to any severance benefit agreement, plan, or program of the Company. Notwithstanding any other provision to the contrary, the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 4 of this Agreement.

Section 8. Cooperation.

Following any termination of Executive’s employment, Executive will continue to provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. As a condition of such cooperation, the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred at the request of the Company with respect to Executive’s compliance with this Section 8. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 8 shall limit Executive’s right to make Permitted Disclosures as provided in Section 1(c).

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Section 9. General Provisions.

(a) GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS, AND TO APPLICABLE FEDERAL LAW. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matter herein and supersedes all prior and contemporaneous negotiations, discussions, correspondence, communications, understandings, agreements, representations, promises, and any other statements, both written and oral, between the parties relating to the subject matter of this Agreement. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, or consent required by this Agreement, will be effective unless agreed to in a writing signed by the party to be charged. Any subsequent change or changes in Executive’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c) Successors and Assigns. This Agreement will be binding upon Executive’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. This Agreement may be assigned by the Company without Executive’s consent to any subsidiary or affiliate of the Company as well as to any purchaser of all or substantially all of the assets or business of the Company, whether by purchase, merger, or other similar corporate transaction. Executive’s obligations under this Agreement may not be delegated, and Executive may not assign or otherwise transfer this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment. This Agreement is for the sole benefit of the Company and the Executive and their respective successors and permitted assigns and not for the benefit of, or enforceable by, any third party.

(d) Acknowledgment. Executive acknowledges that he has had adequate time to consider the terms of this Agreement, has knowingly and voluntarily entered into this Agreement and has been advised by the Company to seek the advice of independent counsel prior to reaching agreement with the Company on any of the terms of this Agreement. The parties to this Agreement agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

(e) Survival. The provisions of this Agreement shall survive the termination of Executive’s employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

(f) Section Headings. Section and subsection headings are inserted for convenience only and shall not limit, expand, or alter the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterparts signature page of this Agreement, by facsimile or electronic mail in portable document format (.pdf), has the same effect as delivery of an executed original of this Agreement.

[Signature Page Follows]

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

The undersigned have executed this Agreement on the date in the preamble hereto.

DITECH HOLDING CORPORATION

/s/ Elizabeth Monahan
By:	Elizabeth Monahan
Title:	Chief HR Officer

EXECUTIVE

/s/ Thomas Marano
Thomas Marano

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

APPENDIX A

List of Competing Businesses and Entities

•	Movement Mortgage, LLC

•	Nationstar Mortgage Holdings Inc.

•	New Residential Investment Corp.

•	Ocwen Financial Corporation

•	PennyMac Loan Services, LLC

•	Federal National Mortgage Association

•	Federal Home Loan Mortgage Association

•	Governmental National Mortgage Association

•	United States Department of Housing and Urban Development

•	Federal Housing Finance Agency

The following would be limited to only the residential real estate mortgage servicing or originations business activities being conducted by such companies, if any:

•	Apollo Global Management, LLC

•	Fortress Investment Group LLC

•	KKR & Co. L.P.

•	Stone Point Capital LLC

•	The Blackstone Group L.P.

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

EXHIBIT C

FORM OF RELEASE

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Letter Agreement, dated April 18, 2018, and to which this Release is attached as an Exhibit (the “Letter Agreement”).

I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

For and in consideration of the foregoing, and other payments and benefits described in the Letter Agreement, and other good and valuable consideration (the “Consideration”), I, Thomas Marano, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company and its subsidiaries (collectively, the “Company Group”), together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, employees, representatives, successors, assigns, and agents of the aforementioned (collectively, and with the Company Group, the “Company Parties”) from any and all claims, complaints, charges, liabilities, demands, causes of action (whether known or unknown, fixed or contingent) whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause, or thing whatsoever, including any right or claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, slander, claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not including, without limitation, negligence, misrepresentation, fraud, assault, battery, invasion of privacy, and other such claims) or under any U.S. federal, state, or local law, ordinance, rule, regulation or common law dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Immigration and Reform

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Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and the National Labor Relations Act, each as may be amended from time to time, and all other U.S. federal, state, and local laws, regulations or ordinances, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a U.S. federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Letter Agreement; (ii) any claims that cannot be waived by law including, without limitation, any claims filed with any Governmental Entity or claims under the ADEA that arise after the date of this Agreement; (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date; (iv) any contributions I have made or any vested contributions made by any of the Company Parties to a defined contribution plan sponsored or maintained by a Company Party or (v) any claim by me in my capacity and related to my interests as a shareholder of the Company. While this Release does not prevent me from filing a charge with any Governmental Entity, I agree that I will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the matters released hereby, including but not limited to, any charge filed with the EEOC or any other Governmental Entity that prohibits the waiver of the right to file a charge; provided, however, that nothing herein shall preclude my right to receive an award from a Governmental Entity for information provided under any whistleblower program.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore, I agree not to accept any award, settlement, or relief (including legal or equitable relief) from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Governmental Entity) with respect to any claim or right waived in this Release.

I represent and warrant that I have not previously filed any action, grievance, arbitration, complaint, charge, lawsuit or similar proceedings regarding any of the claims released herein against any of the Company Parties.

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

I expressly acknowledge and agree that I

•	Am able to read the language, and understand the meaning, conditions, and effect, of this Release;

•	Understand that this Release effects a release and waiver of any rights I may have under ADEA, as amended by the Older Workers Benefit Protection Act of 1990;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•	Am specifically agreeing to the terms of the release of claims contained in this Release because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims that may arise after the date I execute this Release;

•	Had or could have twenty-one (21) days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Have not relied upon any representation or statement not set forth in the Letter Agreement or this Release made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release prior to executing this Release; and

•	Have signed this Release knowingly and voluntarily and I have not been coerced, intimidated, or threatened into signing this Release.

1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 844.714.8603 • www.ditechholding.com

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its delivery by me to the Company (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the delivery of this Release to the Company. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns, and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

THIS RELEASE SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO CONFLICTS OF LAWS. I HEREBY AGREE TO RESOLVE ANY DISPUTE OVER THE TERMS AND CONDITIONS OR APPLICATION OF THIS RELEASE THROUGH BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE ARBITRATION WILL BE HEARD BY ONE ARBITRATOR TO BE CHOSEN AS PROVIDED BY THE RULES OF THE AAA AND SHALL BE HELD IN NEW YORK, NEW YORK. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY THE ARBITRATOR, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE.

Thomas Marano
Date:

C-4

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